Exhibit 99.1


Anika Therapeutics Reports Second-Quarter Fiscal 2007 Financial Results

               ORTHOVISC Domestic Revenue Increases 66%;

              Product Revenue Increases 18% Sequentially


    WOBURN, Mass.--(BUSINESS WIRE)--July 24, 2007--Anika Therapeutics, Inc. (Nasdaq: ANIK) today reported financial results for the second quarter ended June 30, 2007.

    Revenue

    Anika reported product revenue of $6,332,000 for the second quarter of 2007 compared with $7,115,000 in the year ago period. Product revenue for the first six months of 2007 was $11,706,000 compared with $13,381,000 in the first six months of 2006. The decline in product revenue was due to the change in the Turkish government's reimbursement policy previously announced in October 2006. This resulted in a loss of ORTHOVISC(R) sales during the second half of 2006, and through May of 2007. ORTHOVISC sales in Turkey were $2.4 million and $3.8 million for the second quarter and first half of 2006, respectively.

    U.S. ORTHOVISC revenue increased 66% in the quarter, compared with last year's second quarter, fueled primarily by the unique reimbursement code assigned to ORTHOVISC in January and an increased number of Mitek sales specialists. Three- and six-month international sales of ORTHOVISC were lower in 2007 versus the same periods in 2006 primarily due to the impact of Turkish sales.

    Revenue in the ophthalmic business increased 14% in the second quarter of 2007 compared with the second quarter of 2006. Anika also reported strong HYVISC(R) revenue, which increased 215% year over year to $701,000 in the second quarter.

    During the three and six months ending June 30, 2007, licensing, milestone and contract revenue was $768,000 and $1,532,000, respectively, compared with $683,000 and $1,370,000 in the prior year periods.

    Total revenue for the second quarter of 2007 was $7,100,000 compared with $7,798,000 in the second quarter of 2006. Total revenue for the first six months of 2007 was $13,238,000 compared with $14,751,000 in the first six months of 2006.

    Product Gross Margin

    Product gross margin for the second quarter of 2007 was 52% compared with 59% in the second quarter of 2006. For the first six months of 2007, product gross margin was 53% compared with 56% for the six month period in 2006. The decline in product gross margin for both periods is due primarily to product mix and timing of orders in both years. The company currently expects product gross margin to be higher in the second half of 2007, and for the full year 2007 gross margin to be comparable to full year 2006.

    Operating Expenses

    Total operating expenses, excluding cost of product revenue, were $2,712,000 for the second quarter of 2007 compared with $3,106,000 for the second quarter of 2006. Total operating expenses, excluding cost of product revenue, for the first six months of 2007 were $5,135,000 compared with $5,972,000 for the first six months of 2006. Operating expenses for both 2007 periods were lower than their respective 2006 periods due to higher clinical trial costs incurred in 2006 related to an ELEVESS European study, as well as legal costs incurred to complete the distribution agreement signed with Galderma in mid-2006.

    Net Income

    Net income for the second quarter of 2007 was $1,365,000, or $0.12 per diluted share, compared with $1,352,000, or $0.12 per diluted share, for the same period last year. Net income for the six month period of 2007 was $2,566,000, or $0.23 per share, compared with $2,233,000, or $0.20 per diluted share, for the first six months of 2006. The modest improvement in net income resulted despite lower revenue and gross margins in both the second quarter and six month periods due to lower operating expenses, higher interest income, and a lower effective tax rate. The lower tax rate reflects higher state investment tax credits as a result of the Anika's ongoing investment in a new facility.

    Other

    Anika's cash, cash equivalents and short-term investments at June 30, 2007 were $48,267,000 compared with $47,167,000 at December 31,
2006.

    Second-Quarter Highlights and Outlook

    "The U.S. and European approval of our new cosmetic dermatology product, ELEVESS(TM), a 66% second quarter increase in U.S. ORTHOVISC revenues, rebound in ophthalmic revenue, and strong veterinary sales punctuated a successful second quarter," said Charles H. Sherwood, Ph.D., Anika's president and chief executive officer. "This contributed to second-quarter 2007 product revenue increasing 18% over the sequential first quarter."

    "ORTHOVISC unit sales in the U.S. more than doubled during the second quarter and first half of 2007, continuing the positive trend we saw last quarter and all of last year," added Sherwood. "We are encouraged by the response physicians are having to ORTHOVISC after the receipt of the product's new reimbursement code in January and the addition of Mitek sales specialists. Internationally, the resumption of modest shipments to Turkey should make future quarterly comparisons of ORTHOVISC sales favorable as we work to rebuild our sales outside the U.S."

    "Our plans for the ORTHOVISC franchise in the second half of 2007 include targeting increased sales, both domestically and internationally, by expanding our product portfolio and seeking new international distribution partners," said Sherwood. "We also are focused on receiving approval to market our first single-injection osteoarthritis product in Europe by the end of the year."

    "Receiving FDA approval of ELEVESS is truly a milestone achievement in our commercialization efforts with Galderma Pharma," added Sherwood. "We are now positioned to benefit from the rapid growth in the global market for cosmetic fillers and we expect
Galderma to launch ELEVESS worldwide in the second half of this year."

    Conference Call Information

    The company will hold a conference call to review its financial results and business highlights on Wednesday, July 25, 2007, at 9:00 a.m. ET. In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners, and other business and financial matters affecting the company, which may contain information that has not been previously disclosed. To listen to the conference call, dial 800-901-5259 (International callers use 617-786-4514) and use the passcode 56481863. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

    About Anika Therapeutics, Inc.

    Headquartered in Woburn, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products include ORTHOVISC(R), a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC(R), a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; and the ELEVESS(TM) family of cosmetic dermatology products for facial wrinkles, scar remediation and lip augmentation, which will be marketed by Galderma Pharma. Anika also develops and manufactures Amvisc(R) and Amvisc Plus(R), HA viscoelastic products for ophthalmic surgery. It also produces STAARVISC(TM)-II, which is distributed by STAAR Surgical company and Shellgel(TM) for Cytosol Ophthalmics, Inc.

    The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," "plan," "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS(TM), including its expectations regarding a worldwide launch by Galderma, (ii) product gross margin (iii) international sales of ORTHOVISC(R) and the impact on ORTHOVISC sales from international distribution agreements and product registrations around the world, and (iv) prospects for domestic and international ORTHOVISC sales, market approvals and clinical enrollments, and (v) statements made under the heading Second-Quarter Highlights and Outlook. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning;
(iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (v) future determinations by the company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that
(i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC, will not be successful,
(iii) new distribution arrangements, including the agreement with Galderma Pharma S.A. pertaining to its ELEVESS(TM) product, will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC(R), ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2006 and on Form 10-Q for the period ended March 31, 2007, as well as those described in the company's other press releases and SEC filings.


               Anika Therapeutics, Inc. and Subsidiary
                Consolidated Statements of Operations
                             (unaudited)

                             Quarter Ended        Six Months Ended
                               June 30,               June 30,
                         --------------------- -----------------------
                               2007       2006        2007        2006
                         ---------- ---------- ----------- -----------
Product revenue          $6,331,966 $7,115,484 $11,706,004 $13,381,318
Licensing, milestone and
 contract revenue           767,596    682,557   1,531,604   1,369,684
                         ---------- ---------- ----------- -----------
   Total revenue          7,099,562  7,798,041  13,237,608  14,751,002

Operating expenses:
   Cost of product
    revenue               3,023,781  2,890,904   5,516,703   5,938,722
   Research &
    development             996,051  1,129,877   1,843,392   2,206,669
   Selling, general &
    administrative        1,716,099  1,976,600   3,291,149   3,765,599
                         ---------- ---------- ----------- -----------
Total operating
 expenses                 5,735,931  5,997,381  10,651,244  11,910,990
                         ---------- ---------- ----------- -----------
Income from operations    1,363,631  1,800,660   2,586,364   2,840,012
   Interest income, net     575,831    489,772   1,142,608     950,846
                         ---------- ---------- ----------- -----------
Income before income
 taxes                    1,939,462  2,290,432   3,728,972   3,790,858
   Provision for income
    taxes                   574,611    938,367   1,163,344   1,558,043
                         ---------- ---------- ----------- -----------
Net income               $1,364,851 $1,352,065  $2,565,628  $2,232,815
                         ========== ========== =========== ===========
Basic net income per
 share:
   Net income                 $0.12      $0.13       $0.23       $0.21
   Basic weighted average
    common shares
    outstanding          11,018,053 10,601,336  10,949,629  10,564,902
Diluted net income per
 share:
   Net income                 $0.12      $0.12       $0.23       $0.20
   Diluted weighted
    average common shares
    outstanding          11,376,673 10,955,156  11,342,280  10,969,569


               Anika Therapeutics, Inc. and Subsidiary
                     Consolidated Balance Sheets
                             (unaudited)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                   ASSETS
Current assets:
   Cash and cash equivalents                  $44,751,227  $47,167,432
   Short term investment                        3,515,949           --
   Accounts receivable, net                     6,751,264    3,509,508
   Inventories                                  5,537,691    5,395,596
   Current portion deferred income taxes        1,312,901    1,312,901
   Prepaid expenses and other receivables         427,665      220,445
                                             ------------ ------------
       Total current assets                    62,296,697   57,605,882
Property and equipment, at cost                16,054,707   13,255,240
Less: accumulated depreciation               (10,573,883) (10,237,232)
                                             ------------ ------------
                                                5,480,824    3,018,008
Long-term deposits and other                      399,300      193,050
Deferred income taxes                           7,484,459    7,296,689
                                             ------------ ------------
Total Assets                                  $75,661,280  $68,113,629
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                               $2,616,131     $965,180
Accrued expenses                                1,496,690    1,573,835
Deferred revenue                                3,135,718    2,905,099
Income taxes payable                              264,257       17,253
Other long-term liabilities                       305,195       64,525
Long-term deferred revenue                     17,499,712   17,099,712
                                             ------------ ------------
       Total liabilities                       25,317,703   22,625,604
Stockholders' equity
    Preferred stock                                    --           --
    Common stock                                  111,287      107,727
    Additional paid-in-capital                 39,549,132   37,262,768
    Retained earnings                          10,683,158    8,117,530
                                             ------------ ------------
        Total stockholders' equity             50,343,577   45,488,025
                                             ------------ ------------
Total Liabilities and Stockholders' Equity    $75,661,280  $68,113,629
                                             ============ ============


               Anika Therapeutics, Inc. and Subsidiary
                    Supplemental Financial Data -
                             (unaudited)

           Product Gross Margin and Revenue by Product Line

                                               Quarter Ended
                                                 June 30,
                                      --------------------------------
                                                  %               %
                                         2007     Ttl    2006     Ttl
                                      ---------- ---- ---------- -----
Ophthalmic Products                   $2,889,585  46% $2,545,170  36%
ORTHOVISC                              2,655,059  42%  4,337,094  61%
HYVISC                                   701,172  11%    222,720   3%
Other                                     86,150   1%     10,500   0%
                                      ---------- ---- ---------- -----
                                      $6,331,966 100% $7,115,484 100%
                                      ========== ==== ========== =====

Product gross profit                  $3,308,185      $4,224,580
Product gross margin                         52%             59%

                     Product Revenue by Geography

                                               Quarter Ended
                                                 June 30,
                                      --------------------------------
                                                  %               %
                                         2007     Ttl    2006     Ttl
                                      ---------- ---- ---------- -----
Domestic                              $4,901,224  77% $3,276,355  46%
International                          1,430,742  23%  3,839,129  54%
                                      ---------- ---- ---------- -----
                                      $6,331,966 100% $7,115,484 100%
                                      ========== ==== ========== =====

               Anika Therapeutics, Inc. and Subsidiary
                    Supplemental Financial Data -
                             (unaudited)

           Product Gross Margin and Revenue by Product Line

                                             Six Months Ended
                                                 June 30,
                                    ----------------------------------
                                                 %                %
                                       2007      Ttl    2006      Ttl
                                    ----------- ---- ----------- ----
Ophthalmic Products                  $5,174,706  44%  $5,482,340  41%
ORTHOVISC                             5,298,356  45%   6,978,518  52%
HYVISC                                1,130,097  10%     909,960   7%
Other                                   102,845   1%      10,500   0%
                                    ----------- ---- ----------- ----
                                    $11,706,004 100% $13,381,318 100%
                                    =========== ==== =========== ====

Product gross profit                 $6,189,301       $7,442,596
Product gross margin                        53%              56%

                     Product Revenue by Geography

                                             Six Months Ended
                                                 June 30,
                                    ----------------------------------
                                                 %                %
                                       2007      Ttl    2006      Ttl
                                    ----------- ---- ----------- ----
Domestic                             $9,118,905  78%  $7,150,472  53%
International                         2,587,099  22%   6,230,846  47%
                                    ----------- ---- ----------- ----
                                    $11,706,004 100% $13,381,318 100%
                                    =========== ==== =========== ====


    CONTACT: Anika Therapeutics, Inc.
             Charles H. Sherwood, Ph.D., 781-932-6616
             CEO
             or
             Kevin W. Quinlan, 781-932-6616
             CFO